Exhibit 10.58
June 30, 2008
Mr. Michael Campbell
495 Ash St.
Winnetka, IL 60093
Dear Mike:
This letter agreement supplements and amends the letter agreement between you and Fair Isaac Corporation (the “Company”) dated October 12, 2007 (the “Prior Letter Agreement”) regarding the terms and conditions of your employment as Chief Operating Officer of the Company, as follows:
Interpretation: This letter agreement is intended to satisfy, or otherwise be exempt from, the requirements of Sections 409A(a)(2), (3), and (4) of the Internal Revenue Code of 1986, as amended (the “Code”), including current and future guidance and regulations interpreting such provisions, and it should be interpreted accordingly.
Change in Control: In order to accomplish our mutual intention to comply with Section 409A of the Code regarding deferred compensation, you and the Company will enter into an Amended and Restated Management Agreement, as may be amended from time to time (“Amended Management Agreement”), the terms of which are incorporated herein by reference (except that terms defined in the Amended Management Agreement apply only to the use of such terms in the Amended Management Agreement, and terms defined in this letter agreement apply only to the use of such terms in this letter agreement), which shall supersede and replace the Management Agreement between you and the Company dated April 17, 2007 (the “Prior Management Agreement”).
Severance:       The first paragraph of the section under the heading, “Severance,” in the Prior Letter Agreement is hereby amended in relevant part to provide as follows:
Upon a Qualifying Termination the Company will, for a period of twelve (12) months following the effective date of termination of your employment, allow you to continue to participate in any insured group health and group life insurance plan or program of the Company (but not any self-insured medical expense reimbursement plan within the meaning of Section 105(h) of the Internal Revenue Code) at the Company’s expense, to the extent you were a participant in such plans as of your last day of employment; however, if your participation in any such plan is barred, the Company will arrange to provide you with substantially similar insured coverage at its expense. Benefits provided by the Company may be reduced if you become eligible for comparable benefits from another employer or third party.
The definition of “Good Reason” in the Prior Letter Agreement is hereby amended for purposes of this letter agreement to provide as follows:
“Good Reason” means any one or more of the following conditions occur without your written consent: (i) a material reduction in your authority, duties, or responsibilities as Chief Operating Officer, including a reduction in your budget authority or a requirement that you report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company; or (ii) material breach by the Company of any terms or conditions of this letter agreement, which breach has not been caused by you and which has not been cured by the Company within fifteen (15) days after written notice thereof to the Company from you.
The last paragraph of the section under the heading, “Severance,” in the Prior Letter Agreement is hereby amended to provide as follows:
You shall not be eligible for any severance pay under this letter agreement if the termination of your employment occurs within 90 days before, or at any time upon or after, the occurrence of a First Event and prior to the end of the Transition Period, as “First Event” and “Transition Period” are defined in the Amended Management Agreement, except that you will be eligible for severance pay under this letter agreement if the termination of your employment is otherwise a Qualifying Termination and occurs within 90 days before the First Event, and you fail to satisfy the condition set forth in Section 2(f) of the Amended Management Agreement.
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[signature page follows]

Except as specifically set forth in this letter, the Prior Letter Agreement remains in full force and effect as amended by this letter agreement. Please indicate your agreement to this letter agreement by signing this letter below, and returning a copy to me.
Sincerely,
Mark N. Greene
Chief Executive Officer
I accept and agree to the amended terms and conditions of employment with Fair Isaac Corporation as set forth above.

/s/ Michael H. Campbell Michael H. Campbell	Dated

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